UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FIRST AMENDED
FORM S-8

REGISTRATION STATEMENT FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: July 15, 2004

AGRONIX, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0664961
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

FIRST AMENDED 2004 STOCK INCENTIVE PLAN
(Full Title of Plan)

1666 West 75th Avenue, Second Floor
Vancouver, British Columbia Canada V6P 6G2
(Address of principal executive offices)

Mr. Brian Hauff
President and Chief Financial Officer
1666 West 75th Avenue, Second Floor
Vancouver, British Columbia Canada V6P 6G2
(Name and address of agent for service)
(604) 714-1606
(Telephone number, including area code of agent for service)

with a copy to:
Mark L. Baum
The Baum Law Firm
580 Second Street, Suite 102
Encinitas, CA 92024
(760) 230-2300

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee (2)
Common Stock ($.001 par value)	10,000,000	$.10	$1,000,000	$63.35
(1)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.10 which was the average (rounded to the nearest penny) of the high and low sales prices of the Registrant’s common stock on the three days preceding July 27, 2004, as reported on the Over-the-Counter Electronic Bulletin Board.

(2)
The FIRST AMENDED 2004 STOCK INCENTIVE PLAN increases the filed “2004 STOCK INCENTIVE PLAN” by 5,000,000 common shares. $117.20 was previously paid to register the shares as outlined in the “2004 STOCK INCENTIVE PLAN.” The registration fees for the initial S-8 ($117.20) and the Amended S-8 ($63.35), together, should be $180.55.

PART II

Item 3.    Incorporation of Documents by Reference.

This Registration Statement has been filed pursuant to General Instruction E on Form S-8, to register 5,000,000 additional shares of common stock to be offered pursuant to the FIRST AMENDED 2004 STOCK INCENTIVE PLAN (the “Amended Plan”) of Agronix, Inc. (the “Company”). A registration statement on Form S-8 was filed (File No. 333-113366) with the Securities and Exchange Commission on March 8, 2004 to register 5,000,000 shares of common stock offered pursuant to the 2004 Stock Incentive Plan and is currently effective and incorporated herein by reference.

The Company, in order to successfully retain and attract key employees and consultants, has determined that the most effective means of doing so is to increase the availability of stock options and other equity-based compensation. The First Amended 2004 Stock Incentive Plan was adopted in order to allow the Company to meet these goals, by increasing the total number of shares registered on Form S-8 from 5,000,000 to 10,000,000 shares of the Company’s common stock. Such an increase will allow the Company to actively award those individuals that are vital to the success and growth of the Company.

Item 5. Interests of Names Experts and Counsel.

Mark L. Baum of The Baum Law Firm shall be compensated with 100,000 Company common shares in consideration of his preparation and filing of this first amended Form S-8.

Item 8. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number	Description
5.1	Opinion of Mark L. Baum, Esq. regarding legality of the securities registered hereunder.
10.1	First Amended 2004 Stock Incentive Plan.
23.1	Consent of Dale Matheson Carr-Hilton LaBonte Chartered Accountants.
23.2	Consent of Counsel (included as part of Exhibit 5.1).
24.1	Powers of Attorney (Included as part of the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on July _____, 2004.

Agronix, Inc.	Agronix, Inc.	Agronix, Inc.
By: /s/Brian Hauff	By: /s/Charles Mayer	By: /s/Peter J. Barnett
President, Director and CFO	Chairman and CEO	Director, Secretary & Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian Hauff as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                TITLE             DATE

/s/Brian Hauff_________________
Brian Hauff                   Director       July 28, 2004
                   & CFO

/s/ Charles Mayer______________
Charles Mayer                   Chairman        July 28, 2004
                     & CEO

Peter J. Barnett________________
Peter J. Barnett                    Director, Secretary   July 28, 2004
                    & Treasurer

Exhibit 5.1
Consent of Counsel

Agronix, Inc.
Charles Mayer
Chairman of the Board

Re: Legal Opinion for S-8 Registration Statement

Dear Mr. Drummond:

At your request, I have examined the form of Registration Statement which Agronix, Inc. ("Company") is filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of your Common Stock (the "Stock") issuable pursuant to satisfaction of conditions set forth in the FIRST AMENDED 2004 STOCK INCENTIVE PLAN of the Company (the "Amended Plan").

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

1.   Certificate of Incorporation of the Company, as amended to date;

2.   Bylaws of the Company, as amended to date;

3.   Resolutions adopted by the Board of Directors of the Company authorizing entry into the 2004 STOCK INCENTIVE PLAN;

4.    Resolutions adopted by the Board of Directors of the Company authorizing the adoption of the FIRST AMENDED 2004 STOCK INCENTIVE PLAN;

5.   The Registration Statement;

6.    The FIRST AMENDED 2004 STOCK INCENTIVE PLAN which the shares are now being registered in the Registration Statement.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Based upon the foregoing, it is my opinion that: (i) the Stock to be issued under the FIRST AMENDED 2004 STOCK INCENTIVE PLAN, subject to the effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of necessary documents in accordance with the FIRST AMENDED 2004 STOCK INCENTIVE PLAN as contemplated, when issued, will be duly and validly authorized, fully paid and non-assessable; and (ii) no consent, approval, order or authorization of any regulatory board, agency, or instrumentality having jurisdiction over the Company or its properties (other than registration under the Act or qualification under state securities or Blue Sky laws or clearance from the NASD) is required for the valid authorization, issuance and delivery of the Stock, or, if required, it has been obtained and is in full force and effect.

I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the stock delivered upon fulfillment of the Stock Incentive Plan is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Lastly, I do not express an opinion as to whether any parties who may be issued shares under the Plan are: (1) natural persons, (2) engaged in raising monies for the Company, and (3) creating or maintaining a market for the Company's securities.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Very truly yours,

/s/ Mark L. Baum
Mark L. Baum

AGRONIX, INC.

FIRST AMENDED 2004 STOCK INCENTIVE PLAN

1.   Purpose of the Plan.   The purpose of the First Amended 2004 Stock Incentive Plan (the “Plan”) of AGRONIX, INC., a Florida corporation, (the “Company”) is to provide the Company with a means of compensating selected key employees (including officers) and directors of and consultants to the Company for their services rendered in connection with the development of AGRONIX, INC. with shares of Common Stock of the Company.

2.   Administration of the Plan.   The Plan shall be administered by the Company’s Board of Directors (the “Board”).

2.1   Award or Sales of shares. The Company’s Board shall (a) select those key employees (including officers), directors and consultants to whom shares of the Company’s Common Stock shall be awarded or sold, and (b) determine the number of shares to be awarded or sold; the time or times at which shares shall be awarded or sold; whether the shares to be awarded or sold will be registered with the Securities and Exchange Commission; and such conditions, rights of repurchase, rights of first refusal or other transfer restrictions as the Board may determine. Each award or sale of shares under the Plan may or may not be evidenced by a written agreement between the Company and the persons to whom shares of the Company’s Common Stock are awarded or sold.

2.2   Consideration for Shares. Shares of the Company’s Common Stock to be awarded or sold under the Plan shall be issued for such consideration, having a value not less than par value thereof, as shall be determined from time to time by the Board in its sole discretion.

2.3   Board Procedures. The Board from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Board shall keep minutes of its meetings and records of its actions. A majority of the members of the Board shall constitute a quorum for the transaction of any business by the Board. The Board may act at any time by an affirmative vote of a majority of those members voting. Such vote shall be taken at a meeting (which may be conducted in person or by any telecommunication medium) or by written consent of Board members without a meeting.

2.4   Finality of Board Action. The Board shall resolve all questions arising under the Plan. Each determination, interpretation, or other action made or taken by the Board shall be final and conclusive and binding on all persons, including, without limitation, the Company, its stockholders, the Board and each of the members of the Board.

2.5   Non-Liability of Board Members. No Board member shall be liable for any action or determination made by him in good faith with respect to the Plan or any shares of the Company’s Common Stock sold or awarded under it.

2.6   Board Power to Amend, Suspend, or Terminate the Plan. The Board may, from time to time, make such changes in or additions to the Plan as it may deem proper and in the best interests of the Company and its Stockholders. The Board may also suspend or terminate the Plan at any time, without notice, and in its sole discretion.

3.   Shares Subject to the Plan. For purposes of the Plan, the Board of Directors is authorized to sell or award up to 10,000,000 shares and/or options of the Company’s Common Stock, $0.001 par value per share (“Common Stock”).

3.1   Grants of Stock Options. Stock Options granted under the Plan shall constitute "incentive stock options" within the meaning of Section 422 of the Code, if so designated by the Board on the date of grant. The Board shall also have the discretion to grant Stock Options which do not constitute incentive stock options, and any such Stock Options shall be designated non-statutory stock options by the Board on the date of grant. The aggregate fair market value (determined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under Section 422 of the Code (currently one hundred thousand dollars ($100,000.00)). Non-Statutory Stock Options (“NSO”) shall not be subject to the limitations relating to incentive stock options contained in the preceding sentence. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Board, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

3.2   Assignability. Options granted under this Plan may be, if designated as such, assigned to third parties.

3.3   Restrictions on Transfer. Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee's lifetime only by such Employee or by such Employee's legal representative.

4.   Participants. All key employees (including officers) and directors of and consultants to the Company and any of its subsidiaries (sometimes referred to herein as “participants”) are eligible to participate in the Plan. A copy of this Plan shall be delivered to all participants, together with a copy of any Board resolution(s) authorizing the issuance of the shares and establishing the terms and conditions, if any, relating to the sale or award of such shares.

4.1   Misconduct of an Employee. Notwithstanding any other provision of this Plan, if an Employee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Committee, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

5.   Rights and Obligations of Participants. The award or sale of shares of Common Stock shall be conditioned upon the participant providing to the Board a written representation that, at the time of such award or sale, it is the intent of such person(s) to acquire the shares for investment only and not with a view toward distribution. The certificate for unregistered shares issued for investment shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that such restriction is not necessary under the pertaining law. The providing of such representation and such restriction on transfer shall not, however, be required upon any person’s receipt of shares of Common Stock under the Plan in the event that, at the time of award or sale, the shares shall be (i) covered by an effective and current registration statement under the Securities Act of 1933, as amended, and (ii) either qualified or exempt from qualification under applicable state securities laws. The Company shall, however, under no circumstances be required to sell or issue any shares under the Plan if, in the opinion of the Board, (i) the issuance of such shares would constitute a violation by the participant or the Company of any applicable law or regulation of any governmental authority, or (ii) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares.

6.   Payment of Shares. The entire purchase price of shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such shares are purchased.

7.   Adjustments. If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares which may be granted under the Plan.

8.   Tax Withholding. As a condition to the purchase or award of shares, the participant shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase or award.

9.   Terms of the Plan.

   9.1   Effective Date. The Plan shall become effective on July 15, 2004.

9.2   Termination Date. The Plan shall terminate at Midnight on December 31, 2013, and no shares shall be awarded or sold after that time. The Plan may be suspended or terminated at any earlier time by the Board within the limitations set forth in Section 2.6.

10.   Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans, programs or options entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of authority of the Board to adopt, with or without stockholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.

11.   Compliance With Rule 16b-3. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.   Governing Law. The Plan and all rights and obligations under it shall be construed and enforced in accordance with the laws of the United State of America.

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

July 15, 2004

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Agronix, Inc. – First Amended Form S-8 Registration of 10,000,000 shares of common stock

Dear Sir/Madame:

We hereby consent to the incorporation by reference therein of our Independent Auditors’ Report dated February 29, 2004 to the Stockholders and Board of Directors with respect to the consolidated financial statements of the Company included in its annual report filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2003 on Form 10-KSB.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants

c.c. Agronix, Inc.